UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

Anacor Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34973	25-1854385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

On September 30, 2014, Anacor Pharmaceuticals, Inc. (the “Company”) entered into a Manufacturing Agreement (the “Agreement”) with Hovione FarmaCiencia SA (“Hovione”), pursuant to which Hovione will manufacture and supply to the Company Tavaborole active pharmaceutical ingredient (“API”) for the Company’s drug KERYDINTM (tavaborole) topical solution, 5%.

Pursuant to the Agreement, the Company is obligated during the term to purchase from Hovione a portion of its API requirements for KERYDIN intended for distribution in the United States.  The Company may qualify and, subject to certain limitations, purchase a portion of its API requirements for KERYDIN from an alternate supplier during the term of the Agreement.  The purchase price for the API is fixed subject to potential periodic adjustment over the term of the Agreement.  The Agreement will continue for an initial term expiring on December 31, 2020 and is subject to automatic 18-month renewal terms, unless earlier terminated by either party on at least 18 months’ written notice prior to the end of the initial term (or any such renewal term) or for specified events under the Agreement.  Either party may terminate the Agreement for uncured material breaches by the other party or in the event of the bankruptcy or insolvency of the other party.  In addition, the Company may terminate the Agreement in the event that KERYDIN’s new drug application is withdrawn or Hovione is unable, in certain circumstances, to satisfy the Company’s purchase requirements.  Prior to January 31, 2018, Hovione may give notice to the Company to terminate the Agreement effective December 31, 2018 in the event that the Company does not make aggregate purchases of API for KERYDIN from Hovione in excess of a certain minimum amount.

The foregoing is only a summary description of the terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANACOR PHARMACEUTICALS, INC.

	By:	/s/ Ryan T. Sullivan
		Name:	Ryan T. Sullivan
		Title:	Senior Vice President and General Counsel

Date: October 3, 2014

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